Exhibit 11
TALX CORPORATION AND SUBSIDIARIES
Statement Regarding Computation of Earnings Per Share
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2006	2005	2006
Basic Earnings Per Share:

Net earnings:
Continuing operations	$7,422,000	$8,732,000	$20,998,000	$24,196,000
Discontinued operations	222,000	—	450,000	—

Net earnings	$7,644,000	$8,732,000	$21,448,000	$24,196,000

Weighted average number of common shares outstanding	31,928,437	32,240,200	31,738,308	32,210,592
Less: weighted average number of treasury shares	—	(1,179,723)	(31,941)	(618,225)

Weighted average number of common and common equivalent shares outstanding	31,928,437	31,060,477	31,706,367	31,592,367

Basic earnings per common share:
Continuing operations	$0.23	$0.28	$0.66	$0.77
Discontinued operations	0.01	—	0.02	—

Net earnings	$0.24	$0.28	$0.68	$0.77

Diluted Earnings Per Share:

Net earnings:
Continuing operations	$7,422,000	$8,732,000	$20,998,000	$24,196,000
Discontinued operations	222,000	—	450,000	—

Net earnings	$7,644,000	$8,732,000	$21,448,000	$24,196,000

Weighted average number of common shares outstanding	31,928,437	32,240,200	31,738,308	32,210,592
Dilutive effect of restricted shares	40,323	8,158	37,917	5,116
Weighted average number of shares issuable under employee stock plans	9,936	11,067	9,936	11,067
Dilutive effect of the exercise of stock options	2,104,796	1,582,220	1,961,245	1,528,172
Dilutive effect of the exercise of warrants	—	—	—	—
Less: weighted average number of treasury shares	—	(1,179,723)	(31,941)	(618,225)

Weighted average number of common and common equivalent shares outstanding	34,083,492	32,661,922	33,715,465	33,136,722

Diluted earnings per common share:
Continuing operations	$0.22	$0.27	$0.62	$0.73
Discontinued operations	—	—	0.02	—

Net earnings	$0.22	$0.27	$0.64	$0.73